EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces the Retirement of President and Chief Executive Officer Edward J. Woodard, Jr., CLBB

NORFOLK, Va., Dec. 3, 2010 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc., (Nasdaq:CWBS) (the "Company") announced today the retirement of Edward J. Woodard, Jr., CLBB as a director and officer of the Company and its subsidiaries.  Woodard, who served as President and Chief Executive Officer for Commonwealth Bankshares, Inc. and President and Chief Executive Officer of Bank of the Commonwealth (the "Bank"), will depart after a nearly 40 year tenure with the Bank on December 31, 2010.  The announcement was made by Richard J. Tavss, Chairman of the Board.

"I feel that retirement is an incredible gift," says Woodard. "It's a gift that everyone should give themselves when they can.  That is why I am retiring after reaching a 50 year milestone in serving the financial needs of the Greater Hampton Roads and Northeastern North Carolina Communities."

Chairman Tavss stated, "On behalf of the Board of Directors and our entire organization, I would like to thank Ed Woodard for his nearly 40 years of vision and leadership."

Mr. Woodard adds, "We have a strong management team, experienced in all facets of the banking industry. Most importantly, they share my philosophy of making decisions that are in the best interest of our shareholders and customers. It has been an exciting career for me and I wish the Company and all of its employees continued success."

To assist with the Company's transition, Mr. Chris Beisel, who was appointed by the Board as the Company's Chief Credit Officer on March 29, 2010, will assume the duties of interim President of the Company and the Bank of the Commonwealth effective December 3, 2010.   Prior to joining the Company, Mr. Beisel held various positions with Gateway Bank/Bank of Hampton Roads from 2003 to 2010 which included Senior Vice President and City Executive for Chesapeake, Virginia and Hampton Roads Regional President.  Mr. Beisel's duties in these roles included commercial lending, supervision, and branch administration.  During an 18 month period from 2002 to 2003, Mr. Beisel served as a commercial lender and Vice President with SouthTrust Bank and later BB&T. Prior to that time, Mr. Beisel was employed by Central Fidelity Bank/Wachovia Bank from 1978 to 2002 in a number of positions including the department head of real estate finance for Hampton Roads and later Northern Virginia, manager of small business banking for the state of Virginia, and numerous other retail and commercial banking positions.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements, including statements about our anticipated future performance. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions also identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; the impact of future levels of loan charge-offs; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:  Commonwealth Bankshares, Inc.
          Cynthia A. Sabol, Executive Vice President and Chief
           Financial Officer
          (757) 446-6907
          csabol@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177, Norfolk, Virginia 23501